UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2013 (September 23, 2013)

American Realty Capital Trust V, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-187092	90-0929989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition.

Completion of the Acquisition of Initial Tranche of Inland Portfolio

On September 24, 2013, American Realty Capital Trust V, Inc. (the “Company”), through wholly owned subsidiaries of its operating partnership, completed the acquisition of 47 properties from Inland American Real Estate Trust, Inc. (“Inland”) pursuant to the previously disclosed purchase and sale agreement between the Company’s sponsor, AR Capital, LLC, and Inland. The 47 properties represent the initial tranche of the Company’s previously announced acquisition of 247 properties in a portfolio acquisition from Inland and certain of its affiliates. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The purchase price of the 47 properties was $430.2 million, exclusive of closing costs. The Company funded the purchase price of the 47 properties with cash on hand from its ongoing initial public offering. The annualized rental income on a straight-line basis for the 47 properties is approximately $32.7 million.

The 47 properties contain approximately 4.1 million rentable square feet and are 100.0% leased to six tenants. As of the date of this filing, those leases have a weighted average remaining lease term of 11.7 years and the leases are primarily net, whereby the tenant is required to pay substantially all operating expenses, including costs to maintain and repair the roof and structure of the building and the cost of all capital expenditures, in addition to base rent.

None of the rents to be received from the individual tenants described above is individually significant.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

JPMorgan Chase Bank, N.A. Credit Facility

On September 23, 2013, the Company, through its operating partnership, American Realty Capital Operating Partnership V, L.P. (the “Operating Partnership”), entered into a credit agreement relating to a new revolving credit facility (the “Credit Facility”) which provides for aggregate revolving loan borrowings of up to $200.0 million (subject to borrowing base availability), with a $25.0 million swingline subfacility and a $20.0 million letter of credit subfacility. Through an uncommitted “accordion feature,” the Operating Partnership, subject to certain conditions, may increase commitments under the Credit Facility to up to $750.0 million. Borrowings under the Credit Facility, along with cash on hand from the Company’s ongoing initial public offering, are expected to be used to finance portfolio acquisitions and for general corporate purposes.

J.P. Morgan Securities LLC acted as joint bookrunner and joint lead arranger for the Credit Facility and its affiliate, JPMorgan Chase Bank, N.A., is the administrative agent, letter of credit issuer, swingline lender and a lender thereunder. Regions Capital Markets acted as joint bookrunner, joint lead arranger and syndication agent for the Credit Facility and its affiliate, Regions Bank, is a lender thereunder.

The Credit Facility will mature on September 23, 2017, provided that the Operating Partnership, subject to certain conditions, may elect to extend the maturity date one year to September 23, 2018.

Borrowings under the Credit Facility will bear interest, at the Operating Partnership’s election, at either (i) base rate (which is defined in the credit agreement as the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50%, and (c) LIBOR for a one month interest period plus 1.0%) plus an applicable spread ranging from 0.60% to 1.20%, depending on the Company’s consolidated leverage ratio, or (ii) LIBOR plus an applicable spread ranging from 1.60% to 2.20%, depending on the Company’s consolidated leverage ratio.

The Credit Facility provides for monthly interest payments for each base rate loan and periodic interest payments for each LIBOR loan, based upon the applicable interest period with respect to such LIBOR loan, with all principal outstanding being due on the maturity date. The Credit Facility may be prepaid at any time, in whole or in part, without premium or penalty. In the event of a default, the lenders have the right to terminate their obligations under the Credit Facility and to accelerate the payment on any unpaid principal amount of all outstanding loans. The Company, certain of its subsidiaries and certain subsidiaries of the Operating Partnership will guarantee, and the equity of certain subsidiaries of the Operating Partnership will be pledged as collateral for, the obligations under the Credit Facility.

Borrowings under the Credit Facility are subject to customary conditions including (a) the bring-down of the representations and warranties set forth in the credit agreement, (b) the absence of a default existing, (c) timely notice by the Operating Partnership and (d) borrowing base availability. The Credit Facility also contains various customary covenants, including but not limited to financial maintenance covenants with respect to maximum consolidated leverage, maximum secured leverage, maximum secured recourse indebtedness, minimum fixed charge coverage, minimum tangible net worth, maximum unencumbered leverage and minimum unencumbered debt service.

The description of the Credit Facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the credit agreement. The Company will file the credit agreement relating to the Credit Facility with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST V, INC.

Date: September 27, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch Chief Executive Officer and Chairman of the Board of Directors